Exhibit 99.2

EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK

SAN JUAN, PUERTO RICO – May 7, 2014 — EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors has declared a regular quarterly dividend of $0.10 per share to be paid on June 6, 2014 to stockholders of record as of May 19, 2014.

EVERTEC’s Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however future declarations are subject to Board of Director approval and may be adjusted as business needs or market conditions change.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC), is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America—and the seventh largest in Latin America—EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH network, one of the leading personal identification number (PIN) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with mission-critical technology solutions. For more information, visit www.evertecinc.com.

Contacts

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 773-5302

newsmedia@evertecinc.com